Exhibit 10.3

SEVERANCE BENEFITS AGREEMENT

This SEVERANCE BENEFITS AGREEMENT (the “Agreement”), made this 25th day of January, 2006 is entered into by and between Gensym Corporation, a Delaware corporation (the “Company”), and Lowell Hawkinson (the “Executive”) (together, the “parties”).

WHEREAS, the Company wishes to provide the Executive with severance benefits in the event of the Executive’s separation from the Company under the circumstances provided for herein;

NOW, THEREFORE, in consideration of the Executive’s continued employment by the Company as President and Chief Executive Officer and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Eligibility for Severance Benefits. In the event the Executive is discharged from employment by the Company without cause, as that term is defined in Paragraph 3 below, the Executive shall be entitled to the following severance benefits:

a. Severance Pay. The Company shall pay the Executive severance pay in an aggregate amount which is equivalent to twelve (12) months of the Executive’s annual base salary in effect on the last day of the Executive’s employment with the Company (“Separation Date”), less all applicable state and federal taxes. The severance pay will be paid to the Executive in installments in accordance with the Company’s regular payroll practices.

b. COBRA Benefits. Effective as of the Separation Date, the Executive shall be considered to have elected to continue receiving group medical insurance pursuant to the federal “COBRA” law, 29 U.S.C. §1161 et seq. For a period of eighteen (18) months after the Separation Date (the “COBRA Benefits Period”), the Company shall continue to pay the share of the premium for such coverage that is paid by the Company for active employees similarly situated to the Executive who receive the same type of group medical insurance coverage. The Executive shall pay the remaining balance of any premium costs, and all premium costs after the COBRA Benefits Period, on a monthly basis for as long as, and to the extent that, the Executive remains eligible for COBRA continuation.

2. Severance Benefits Unavailable. The Executive shall not be entitled to any severance benefits if the Executive’s employment with the Company is ended under any of the following circumstances:

a. Termination for Cause. The Executive’s employment is terminated by the Company for cause, as that term is defined in Paragraph 3 below;

b. Termination for Death or Disability. The Executive’s employment is terminated as a result of the Executive’s death, or because of the Executive’s physical or mental disability which renders the Executive unable to perform the essential functions of the Executive’s job for a period of more than 90 days, whether or not consecutive, during any 360-day period. A determination of disability shall be made by a physician satisfactory to both the Executive and the Company, provided that if the Executive and the Company do not agree on a physician, the Executive and the Company shall each select a physician and these two together shall select a third physician, whose determination as to disability shall be binding on all parties; or

c. Resignation. The Executive provides the Company with oral or written notice of resignation from employment with the Company.

3. Cause. For purposes of this Agreement, “cause” for termination shall be deemed to exist only upon (a) a good faith finding by the Board of the material failure of the Executive to perform his assigned duties for the Company, provided you have not cured such deficiencies within thirty days notice of any such deficiency, (b) a good faith finding by the Board of the Executive’s dishonesty, gross negligence or misconduct in the carrying out of these duties, or (c) the indictment of the Executive for, or the conviction of the Executive of, or the entry of a pleading of guilty or nolo contendere by the Executive to, any crime involving moral turpitude or any felony.

4. Employment at Will. Nothing in this Agreement may be construed or interpreted as an agreement, either expressed or implied, to employ the Executive for any stated term, and shall in no way alter the at-will nature of the Executive’s employment with the Company, allowing both the Executive and the Company to terminate the employment relationship with or without cause at any time without notice.

5. Release. The obligation of the Company to make the payments and provide the benefits to the Executive under Section 1(a) or Section 1(b) of this Agreement is conditioned upon the Executive signing a severance agreement and release prepared by and provided by the Company (the “Severance Agreement”) and abiding by the provisions of the Severance Agreement. Among other things, the Severance Agreement shall contain a confidentiality provision, a non-disparagement provision, and a release and waiver of any and all claims that the Executive or the Executive’s representatives may have against the Company, its affiliates and/or representatives, and shall release those entities and persons from any liability for such claims including, but not limited to, all claims related to the Executive’s employment.

6. Entire Agreement. This Agreement contains and constitutes the entire understanding and agreement between the parties hereto with respect to severance benefits and cancels all previous oral and written negotiations, agreements, commitments, understandings and writings in connection therewith. Upon execution of this Agreement, the Severance Benefits Agreement dated August 30, 2004 between the Company and the Executive is terminated.

7. Amendment. This Agreement shall be binding upon the parties and may not be abandoned, supplemented, changed or modified in any manner, orally or otherwise, except by an instrument in writing of concurrent of subsequent date signed by a duly authorized representative of the parties hereto. This Agreement is binding upon and shall inure to the benefits of the parties and their respective agents, assigns, heirs, executors, successors and administrators.

8. Validity. Should any provision of this Agreement be declared or be determined by any court of competent jurisdiction to be illegal, invalid or unenforceable, the validity of the remaining parts, terms, or provisions shall not be affected thereby and said illegal, invalid or unenforceable part, term or provision shall be deemed not to be a part of this Agreement.

9. Applicable Law. This Agreement shall be governed by and interpreted under the laws of the Commonwealth of Massachusetts, without regard to conflict of laws provisions, and is binding upon and shall inure to the benefit of the parties and their respective agents, assigns, heirs, executors, successors and administrators. The Executive hereby irrevocably submits to, acknowledges and recognizes the jurisdiction of the state and federal courts of Massachusetts (which courts, together with all applicable appellate courts, for purposes of this Agreement, are the only courts of competent jurisdiction) over any suit, action, or other proceeding arising out of, under or in connection with this Agreement.

10. Voluntary Assent. The Executive affirms that no other promises or agreements of any kind have been made to or with him by any person or entity whatsoever to cause him to sign this Agreement, and that he fully understands the meaning and intent of this Agreement. The Executive states and represents that he has had an opportunity to fully discuss and review the terms of this Agreement with any attorney. The Executive further states and represents that he has carefully read this Agreement, understands the contents herein, freely and voluntarily assents to all of the terms and conditions hereof, and signs his name of his own free act.

11. Counterparts. This Agreement may be executed in two (2) signature counterparts, each of which shall constitute an original, but all of which taken together shall constitute but one and the same instrument.

IN WITNESS WHEREOF, all parties have set their hand and seal to this Agreement as of the date written above.

GENSYM CORPORATION

/s/ STEPHEN D. ALLISON
Name:	Stephen D. Allison
Title:	Chief Financial Officer

/s/ LOWELL HAWKINSON
Lowell Hawkinson

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